Exhibit 99.1

LEGACY RESERVES ENTERS INTO OIL AND NATURAL GAS SWAPS RELATED TO ACQUISITIONS

MIDLAND, TX, May 18, 2007--(PRIMENEWSWIRE)—Legacy Reserves LP (NASDAQ:LGCY) today announced it entered into NYMEX WTI Oil swaps and Waha natural gas swaps related to its previously announced planned acquisitions as reported on April 10, 2007 and May 7, 2007.

The new oil swaps are tabulated below:

Time Period Calendar Contracts	Swap Volumes (Bbls.)	Average Price ($/Bbl)
July-Dec. 2007	51,000	$68.78
2008	93,600	$70.83
2009	86,400	$70.47
2010	80,400	$69.08
2011	74,400	$68.21
2012	69,600	$67.72

Swaps are tabulated below for natural gas fixed price swaps indexed to the Waha hub in West Texas.  The Waha hub trades at a discount range of approximately $0.37 - $0.88 to the NYMEX Henry Hub natural gas index.  The natural gas prices that we receive for our natural gas sales follow Waha more closely than the NYMEX Henry Hub index.

Time Period Calendar Contracts	Swap Volumes (MMBtu)	Natural Gas Price ($/MMBtu)
July-Dec. 2007	125,778	$8.19
2008	210,000	$8.48
2009	180,000	$8.23
2010	159,600	$7.83
2011	144,000	$7.51
2012	132,000	$7.30

About Legacy Reserves LP

We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and exploitation of oil and natural gas properties primarily located in the Permian Basin of West Texas and southeast New Mexico. Additional information is available at www.LegacyLP.com.

Contact:
Legacy Reserves LP
Steven H. Pruett, 432-689-5200
President and Chief Financial Officer

Source: Legacy Reserves LP